EXHIBIT 33.2

MANAGEMENT’S ASSERTION OF COMPLIANCE

Management of the Trust & Securities Services department of Deutsche Bank National Trust Company and Deutsche Bank Trust Company Americas (collectively, the “Company”) is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission. Management has determined that the servicing criteria are applicable in regard to the servicing platform as of and for the period as follows:

Platform: Publicly-issued (i.e., transaction-level reporting required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities, commercial mortgage-backed securities and asset-backed securities issued on or after January 1, 2006 for which the Company provides trustee, securities administration, paying agent or custodial services, as defined in the transaction agreements, excluding publicly-issued securities sponsored or issued by any government sponsored entity (the “Platform”).

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), except for the following criteria: 1122(d)(2)(iii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (“Applicable Servicing Criteria”). With respect to the applicable servicing criteria 1122(d)(1)(iii), there were not activities performed during the year ended December 31, 2009 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities.

Period: Year ended December 31, 2009 (the “Period”).

Managements interpretation of Applicable Servicing Criteria: The Company’s management has determined that servicing criteria 1122(d)(1)(iii) is applicable only in respect to its continuing obligation to act as, or locate a, successor under the circumstances referred to in certain governing documents. It is management’s interpretation that the Company has no other active back-up servicing responsibilities in regards to 1122(d)(1)(iii) as of and for the Period. The Company’s management has determined that servicing criteria 1122(d)(4)(iii) is applicable is applicable to the activities the Company performs with respect to the Platform only as it relates to the Company’s obligation to report additions, removals or substitutions on reports to investors in accordance with the transactions agreements.

Third parties classified as vendors: With respect to servicing criteria 1122(d)(2)(i), 1122(d)(4)(i) and 1122(d)(4)(ii), management has engaged vendors to perform the activities required by these servicing criteria. The Company’s management has determined that none of these vendors is considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company’s management has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). Management has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Company’s management is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and the related criteria.

With respect to the Platform and the Period, the Company’s management provides the following assertion of compliance with respect to the Applicable Servicing Criteria:

1. The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria as of and for the Period.

2. The Company’s management has assessed compliance with the Applicable Servicing Criteria as of and for the Period, including servicing criteria for which compliance is determined based on Interpretation 17.06 as described above. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3. Based on such assessment, as of and for the Period, the Company has complied, in all material respects, with the applicable servicing criteria.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to the Company’s compliance with the Applicable Servicing Criteria as of and for the Period.

DEUTSHCE BANK NATIONAL TRUST COMPANY

By:	/s/Gary R. Vaughan
Name: Gary R. Vaughn
Its: Managing Director

By:	/s/David Co
Name: David Co
Its: Director

By:	/s/Matt Bowen
Name: Matt Bowen
Its: Director

By:	/s/Kevin Fischer
Name: Kevin Fischer
Its: Director

By:	/s/Robert Frier
Name: Robert Frier
Its: Director

DEUTSHCE BANK TRUST COMPANY AMERICAS

By:	/s/Kevin C. Weeks
Name: Kevin C. Weeks
Its: Managing Director

By:	/s/Jenna Kaufman
Name: Jenna Kaufman
Its: Director

Dated as of February 26, 2010